UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Selectica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SELECTICA, INC.

1740 Technology Drive, Suite 460

San Jose, California 95110

October     , 2009

TO THE STOCKHOLDERS OF SELECTICA, INC.

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Selectica, Inc. (the “Company”), which will be held at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 460, San Jose, California, 95110 on November     , 2009, at 9:00 a.m. (PST).

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Detailed instructions on how to vote your shares can be found in the “How to Vote” section on page 1 of the attached proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

BRENDA ZAWATSKI

Chairperson

SELECTICA, INC.

1740 Technology Drive, Suite 460

San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November     , 2009

The 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Selectica, Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 460, San Jose, California, 95110 on November     , 2009, at 9:00 a.m. (PST) for the following purposes:

1. To elect two (2) members to the Board of Directors to serve until the expiration of their respective terms or until their successors have been duly elected or qualified;

2. To consider and vote upon a proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to repeal provisions that provide for the classification of the Company’s Board of Directors, the result of which would be that all members of the Board of Directors will stand for reelection at the 2010 Annual Meeting of Shareholders;

3. To consider and vote upon a proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio to be determined by the Board of Directors;

4. To ratify the appointment of Armanino McKenna LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010; and

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business September 30, 2009, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 460, San Jose, California, 95110, during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

BRENDA ZAWATSKI

Chairperson

San Jose, California

October     , 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, November     , 2009.

The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/816288

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

i

SELECTICA, INC.

1740 Technology Drive, Suite 460

San Jose, California 95110

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held November     , 2009

This proxy statement (“Proxy Statement”) is furnished to the stockholders of Selectica, Inc., a Delaware corporation (the “Company”), by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on November     , 2009, at the Company’s corporate headquarters located at 1740 Technology Drive, Suite 460, San Jose, California, 95110 at 9:00 a.m. (PST), and any adjournment or postponement of the Annual Meeting. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about October     , 2009. The cost of this solicitation is being borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

Record Date

The close of business on September 30, 2009 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company (“Common Stock”) entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had             shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

Who Can Vote

Stockholder of Record: Shares Registered in Your Name

If your shares were registered directly in your name with the Company transfer agent, Wells Fargo Bank, National Association, on the Record Date, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Dealer, Bank or Other Nominee

If your shares were held, not in your name, but rather in an account at a broker, dealer, bank or other nominee on the Record Date, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Matters to be Voted Upon

There are four matters scheduled for a vote:

•	Election of our Board of Directors’ two nominees as director;

•	Amendment of the Second Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) to repeal provisions that provide for classification of the Board;

•	Amendment of the Restated Certificate to effect a reverse stock split at a ratio to be determined by the Board of Directors; and

•	Ratification of Armanino McKenna LLP (“Armanino”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2010.

Quorum Required

A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. Thus,             shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker, dealer, bank or other stockholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

How to Vote

You may either:

•	Vote “For” all the nominees to the Board of Directors;

•	Vote “For” all the nominees to the Board of Directors other than the one(s) you specify to “Withhold” your vote for; or

•	“Withhold” your vote for all nominees.

For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

1.	For the election of Brenda Zawatski and Alan Howe as directors;

2.	For approval of the amendment to the Restated Certificate to repeal provisions that provide for the classification of the Board of Directors;

3.	For approval of the amendment to the Restated Certificate to effect a reverse stock split; and

4.	For ratification of the appointment of Armanino as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

Beneficial Owner: Shares Registered in the Name of Broker, Dealer, Bank or other Nominee

If you are a beneficial owner of shares registered in the name of your broker, dealer, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, dealer, bank or other agent. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker or bank to request a proxy form.

If your shares are registered in the name of a broker, dealer or bank, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

THE COMPANY IS UNABLE TO COUNT VOTES RECEIVED IN ANY MANNER OTHER THAN THOSE DESCRIBED ABOVE. After the Annual Meeting has been adjourned, any subsequent votes which are submitted to the transfer agent will not be counted.

Votes Required

Proposal 1. The two director nominees receiving the highest number of affirmative votes cast by those shares of Common Stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be counted toward the nominee’s total votes. Stockholders may not cumulate votes in the election of directors.

Proposals 2 and 3. Approval of either proposal to amend the Restated Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date, or             shares of Common Stock. Accordingly, the failure to vote on a matter, including broker non-votes, and abstentions will have the same effect as an “Against” vote on that matter.

Proposal 4. Ratification of the appointment of Armanino as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010 requires the affirmative vote of a majority of those shares of Common Stock present in person, or represented by proxy, and entitled to vote thereon. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be considered as entitled to vote on the proposal and, accordingly, will not effect the determination of whether the proposal is approved.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Restated Certificate currently provides for a classified Board of Directors comprised of three classes, with the terms of office of each class of directors ending in successive years. At the Annual Meeting, the Company will have authorized five directors, with two classes of directors consisting of two directors each and one class with one director. At the Annual Meeting, two directors will be elected to serve until the Company’s 2012 Annual Meeting or until their successors are elected and qualified. However, if the proposal to amend the Restated Certificate to repeal the classified Board is adopted (see Proposal No. 2), the current term of office of each director will end at the 2010 annual meeting of stockholders (or the next meeting of stockholders at which action is taken with respect to the election of directors, if sooner).

The individuals being nominated for election to the Board of Directors (the “Nominees”), their ages as of September 15, 2009, the positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event the Nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancies. As of the date of this Proxy Statement, the Board of Directors is not aware that the Nominees are unable or will decline to serve as directors. The Nominees that receive the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

Nominee	Age	Positions and Offices Held with the Company
Brenda Zawatski	49	Director and Chairperson of the Board
Alan Howe (1)(2)(3)	48	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating/Corporate Governance Committee

Brenda Zawatski has served as a director since November 3, 2005, as Co-Chair of our Board since June 30, 2008, and as Chairperson of our Board since August 19, 2009. From January 2006 to July 2007, Ms. Zawatski was the Vice President of Sales and Marketing for Pillar Data Systems. From January 2005 to January 2006, Ms. Zawatski was the Vice President of Sales and General Manager of Information Lifecycle Management Solutions at StorageTek. From August 2002 to January 2005, Ms. Zawatski served as Vice President of Product and Solutions Marketing for VERITAS Software. Prior to joining VERITAS, Ms. Zawatski held significant roles at IBM as Vice President, Tivoli Storage Software, Vice President, Removable Media Storage Solutions, and director of S/390 Enterprise Systems. Ms. Zawatski holds a B.S. in Accounting and Computer Science from Penn State University.

Alan Howe has served as a director since January 12, 2009 and has served as Chairperson of the Compensation Committee of our Board (the “Compensation Committee”) since May 20, 2009. Since 2002, he has served as co-founder and managing partner of Broadband Initiatives, LLC, a boutique corporate advisory and consulting firm focused primarily on the wireless, telecom and technology sectors. From May 2005 to October 2008, he also served as Vice President of Strategic Development for Covad Communications, Inc. From April 1995 to April 2001, Mr. Howe served as Vice President of Finance and Corporate Development and Chief Financial Officer of Teletrac, Inc. From December 1991 to April 1995, Mr. Howe worked in several positions with Sprint Corporation, including Director of Corporate Development. Mr. Howe is a member of the board of directors of Altigen (Nasdaq: ATGN), Anacomp, Inc., Dyntek, Inc., Proxim Wireless, Crossroads Systems, Alliance Semiconductor and LCC International. Mr. Howe holds a B.S. in Business Administration from the University of Illinois and an M.B.A. in Finance from the Indiana University Kelley Graduate School of Business.

Continuing Directors

Set forth below is information regarding the continuing directors of the Company, including their ages as of September 15, 2009, the periods during which they have served as directors, and information furnished by them as to their principal occupations and directorships held by them in corporations whose shares are publicly traded. The terms of the continuing directors will end when noted on the table below. However, if the proposal to amend the Restated Certificate to repeal the classified Board (Proposal No. 2) is adopted, each current director’s term will end at the 2010 annual meeting of stockholders (or the next meeting at which action is taken with respect to the election of directors, if sooner).

Director	Age	Positions and Offices Held with the Company
James W. Thanos (1)	61	Director
James Arnold, Jr. (2)(3)(4)(5)	53	Director
Lloyd Sems (2)(3)(4)(5)	38	Director

(1)	Term ends in 2011
(2)	Term ends in 2010
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
(5)	Member of the Nominating/Corporate Governance Committee

Jim Thanos has served as a director since October 2007, including as Co-Chair of our Board from June 30, 2008 to August 19, 2009. Since June 2002, Mr. Thanos has served on advisory boards and provided consulting services to a variety of companies. From June 2000 to June 2002, Mr. Thanos served as Executive Vice President and General Manager of Worldwide Field Operations at Broadvision. Previously, Mr. Thanos held senior sales management roles for Aurum Software, Harvest Software, and Metaphor Inc. Mr. Thanos holds a B.A. in behavioral sciences from The Johns Hopkins University in Baltimore, Maryland. During fiscal year 2009, Mr. Thanos was a member of the Board of Directors of ClickSoftware Technologies Ltd. (NASDAQ: CKSW), SupportSoft, Inc. (NASDAQ: SPRT) and Corticon Technologies Inc., a private company.

James Arnold, Jr. has served as a director and Chairperson of the Audit Committee of our Board (the “Audit Committee”) since October 15, 2003. Mr. Arnold has been employed at Nuance Communications since 2004, serving as Chief Financial Officer from 2004 to August 2008 and as Senior Vice President since 2004. From April 2003 to June 2006, Mr. Arnold served as Corporate Vice President and Corporate Controller of Cadence Design Systems. Prior to joining Cadence, Mr. Arnold held a number of senior finance positions, including Chief Financial Officer, at Informix Corp., now known as Ascential Software Corporation. From 1995 to 1997, Mr. Arnold served as Corporate Controller for Centura Software Corporation. Mr. Arnold worked in public accounting at Price Waterhouse LLP from 1983 to 1995, where he provided consulting and auditing services. Mr. Arnold received a bachelor’s degree in finance from Delta State University in Cleveland, Mississippi and an M.B.A. from Loyola University in New Orleans, Louisiana.

Lloyd Sems has served as a director since June 2, 2008, and as Chairperson of the Nominating/Corporate Governance Committee of our Board (the “Nominating/Corporate Governance Committee”) since May 20, 2009. Since October 2003, he has served as President of Sems Capital, LLC and of Capital Edge, LLC, both of which he founded. Previously, Mr. Sems served as Director of Research and Portfolio Manager for Watchpoint Asset Management. Mr. Sems holds a Bachelor of Science degree in Business Administration and Finance from Albright College. Mr. Sems also serves on the Board of Directors of Sport-Haley, Inc. (OTC Pink Sheets: SPOR) which he joined in April of 2009.

Independence of the Board of Directors

The Board of Directors is currently composed of five members and has affirmatively determined that each director other than Mr. Thanos and Ms. Zawatski is independent under applicable listing standards of The Nasdaq Global Stock Market (“Nasdaq”) for director independence. The Nasdaq listing qualifications include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is employed by the Company. Mr. Thanos and Ms. Zawatski are not independent, because the Board determined that in their capacity as Co-Chairs of the Board of Directors until August 19, 2009, when Mr. Thanos resigned as a Co-Chair and Ms. Zawatski became Chairperson, they were collectively acting in a capacities similar to that of chief executive officer of the Company. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All members of each of the Audit, Compensation and Nominating/Corporate Governance Committees are independent directors. In addition, the Board of Directors has determined that all of the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable rules of the Securities and Exchange Commission (the “SEC”) and listing standards of Nasdaq.

The directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2009, the Board of Directors held forty-three (43) meetings. For the fiscal year, each of the directors, except Robert Jurkowski, during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. Mr. Jurkowski was present for one (1) of six (6) meetings while he was a member of the Board of Directors prior to his resignation as Chief Executive Officer and as member of the Board of Directors of the Company on June 30, 2009. The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees. We encourage our directors to attend our annual stockholders meetings. Last year, two directors attended the Company’s annual stockholders meeting.

Stockholder Communications with the Board of Directors

The Board provides a process for stockholders of the Company to send communications to the Board. Stockholders may communicate with the Board as a whole, with a committee of the Board, or with an individual director by sending a letter to the Company’s Corporate Secretary at Selectica, Inc., 1740 Technology Drive, Suite 460, San Jose, California, 95110. Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner. The Secretary will forward any such communication to the Board generally or to a particular director, subject to screening out communications that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board and the Company.

Audit Committee

During the fiscal year ended March 31, 2009, the Audit Committee held six (6) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the adequacy of the Company’s financial reporting and disclosure controls and processes, the adequacy of the Company’s internal control policies, the selection of the Company’s independent auditors, the scope of the annual audits, fees to be paid to the Company’s registered independent public accounting firm, the performance of the Company’s registered independent public accounting firm and the accounting practices of the Company.

The current members of the Audit Committee are Messrs. Arnold (Chairperson), Howe and Sems. Mr. Howe was appointed to the Audit Committee in January 2009. Mr. Sems was appointed as a member of the Audit Committee in July 2008. Mr. Thanos and Ms. Zawatski served as members of the Audit Committee during the first year ended March 31, 2009 but resigned from the committee on May 20, 2009. The Board has determined each of the current Audit Committee members to be independent under applicable rules of the SEC and listing standards of the Nasdaq and that Mr. Arnold is an audit committee financial expert within the meaning of applicable SEC rules.

The Board amended and restated the Audit Committee’s written charter on June 28, 2009. A copy of the Audit Committee Charter is available on the Company’s website at http://www.selectica.com/Company/CorporateGovernance/tabid/733/Default.aspx.

Compensation Committee

During the fiscal year ended March 31, 2009, the Compensation Committee held ten (10) meetings. The Compensation Committee makes recommendations to the Board regarding the compensation of the Board members, reviews the performance of the executive officers of the Company, establishes compensation programs for such officers and determines their compensation, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the Company’s 1999 Equity Incentive Plan and 2001 Supplemental Plan, and administers the 1999 Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Arnold, Howe (Chairperson) and Sems. Mr. Howe was appointed a member in January 2009, Mr. Sems was appointed a member on July 2008. Mr. Thanos and Ms. Zawatski served as members of the Compensation Committee during the fiscal year ended March 31, 2009 but resigned from the Compensation Committee on May 20, 2009. Mr. Sems was elected to the Compensation Committee in July 2008. Mr. Howe was elected to the Compensation Committee in January 2009 and appointed Chair on May 20, 2009.

The charter for the Compensation Committee was adopted by the Board on January 21, 2004, and amended and restated by the Board on June 28, 2009. A copy of the Compensation Committee’s charter is available on the Company’s website at http://www.selectica.com/Company/CorporateGovernance/tabid/733/Default.aspx. In accordance with the current regulatory requirements, the current Compensation Committee members are all independent under applicable SEC rules and listing standards of the Nasdaq.

The Compensation Committee has not used the services of outside consultants since the beginning of fiscal year 2009. While the Compensation Committee has the authority to delegate responsibilities to a sub-committee, it has not done so since the beginning of fiscal year 2009. The Compensation Committee has frequently consulted the Chief Executive Officer and the Co-Chairs of the Board, and these individuals have made recommendations with regard to the compensation of officers other than themselves, but the final decisions are made solely by the committee members.

Nominating/Corporate Governance Committee

During the fiscal year ended March 31, 2009, the Nominating/Corporate Governance Committee held four (4) meetings. The Nominating/Corporate Governance Committee is charged with reviewing, acting on and reporting to the Board with respect to overseeing the search for, evaluation of, and nomination of directors for service on the Board and its committees, including candidates nominated by stockholders. In addition, the Nominating Committee is charged with evaluating the performance of the Board, reviewing its composition and structure, and overseeing and implementing continuing education programs. The current members of the Nominating/Corporate Governance Committee are Messrs. Arnold, Howe and Sems. Mr. Howe was appointed to the Nominating Committee in January 2009. Mr. Sems was appointed to the Nominating Committee in July 2008 and was appointed chair of the committee on May 20, 2009. Mr. Thanos and Ms. Zawatski served as members of the Nominating/Corporate Governance Committee during the fiscal year ended March 31 2009, but resigned from the Nominating Committee on May 20, 2009.

The charter for the Nominating/Corporate Governance Committee was adopted by the Board on January 21, 2004. On June 28, 2009, the Board reconstituted its committee as the “Nominating/Corporate Governance Committee” and granted it responsibility and authority to, among other things, oversee corporate governance policies and procedures, including compliance with applicable regulatory and legal requirements. A copy of the Nominating/Corporate Governance Committee’s charter is available on the Company’s website at http://www.selectica.com/Company/CorporateGovernance/tabid/733/Default.aspx. In accordance with current regulatory requirements, the current Nominating Committee members are all independent under applicable rules of the SEC and listing standards of the Nasdaq.

In evaluating existing directors and nominees for director candidates to recommend to the Board, the Nominating/Corporate Governance Committee will take into account the appropriate skills and guidelines required of Board members in the context of the current make-up of the Board. These guidelines and skills of the Board, as a whole, may include:

•	various and relevant career experience;

•	relevant skills, such as an understanding of the retail and customer products industries;

•	financial expertise;

•	diversity; and

•	local and community ties.

The minimum qualifications and skills that each director should possess include:

•	the highest professional and personal ethics and values;

•	broad experience at the policy-making level in business, government, education, technology or public interest;

•	a commitment to enhancing stockholder value; and

•	sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.

The Nominating/Corporate Governance Committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of these factors.

The Nominating/Corporate Governance Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity on the Board, contributing to the Board’s ability to work effectively as a collective body, while providing the Company with the benefits of familiarity and insight into the Company’s affairs that its directors have developed over the course of their service. Accordingly, consistent with past Company practice, the Nominating/Corporate Governance Committee will first consider recommending incumbent directors who wish to continue to serve on the Board for re-election at the Company’s annual meeting of stockholders.

In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider, among other criteria, the director’s tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as the director’s age and changes in his or her principal occupation or professional status.

In situations where the Nominating/Corporate Governance Committee determines not to recommend an incumbent director for re-election, an incumbent director declines to stand for re-election, or a vacancy arises on the Board for any reason (including the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board), the Nominating/Corporate Governance Committee may commence a search for new director nominees. The Nominating/Corporate Governance Committee may, in its discretion, consider bona fide candidates from all relevant sources, including stockholders, current Board members, professional search firms, who may pay a fee to assist with the identification and evaluation of potential candidates for director, and other persons.

The nominees to the Board have been recommended for nomination by the Nominating/Corporate Governance Committee for inclusion in this proxy statement and on the Company’s proxy card and are incumbent directors standing for re-election.

Recommendation of Nominees by Stockholder

On June 28, 2009, our Board of Directors adopted new Corporate Governance Guidelines that, among other things, specify that the Board will consider all bona fide director candidates nominated by stockholders and establish procedures by which stockholders may submit recommendations of director candidates. These procedures are as follows:

•	To recommend a candidate for election to our Board, a stockholder must notify our Nominating/Corporate Governance Committee by writing to our General Counsel.

•	The stockholder’s notice must set forth the following information:

(i) To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which such individual is a nominee for election to the Board;

(ii) The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, to serve on the Board; and

(iii) Any other information that such stockholder believes is relevant in considering the director candidate.

The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates. In addition, the Committee may also consider, as one of the factors in its evaluation, the amount of Company voting stock held by the stockholder and the length of time the stockholder has held such stock.

The Nominating/Corporate Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate. Stockholders wishing to submit director candidates for consideration by the Nominating/Corporate Governance Committee should also comply with the notice and information requirements of the Company’s bylaws, a copy of which was filed as an exhibit to the annual report on form 10-K dated June 30, 2003, as discussed below. See “Stockholder Proposals for 2010 Annual Meeting – Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.” Among other things, such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers and a Code of Business Conduct applicable to all directors, officers and employees of the Company pursuant to applicable rules of the SEC and the listing standards of the Nasdaq. The Code of Ethics for Chief Executive Officer and Senior Financial Officers and Code of Business Conduct can be found on our website, http://www.selectica.com/Company/CorporateGovernance/tabid/733/Default.aspx.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF BRENDA ZAWATSKI AND ALAN HOWE TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION ELIMINATING THE CLASSIFIED

STRUCTURE OF THE BOARD OF DIRECTORS

The Board of Directors has approved, and is hereby soliciting stockholder approval of, an amendment to the Restated Certificate to eliminate classified director seats.

The Restated Certificate currently provides for the classification of the Board of Directors into three classes, with each class being elected every three years, and with each director serving a three year term. The Board of Directors has determined that the elimination of classified director seats reflects current corporate governance best practices and is in the best interests of the Company and its stockholders. The Board therefore recommends that the Restated Certificate be amended to repeal provisions related to classification of directors and to make certain conforming changes as appropriate, and has unanimously adopted resolutions approving such amendments.

If the proposed amendments are approved by our stockholders, the classified Board structure will be eliminated, the current term of office of each director will end at the 2010 annual meeting of stockholders (or the next meeting of stockholders at which action is taken with respect to the election of directors, if sooner), and all directors will thereafter be elected for one-year terms at each annual meeting. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of stockholders.

If the proposed amendments are not approved by stockholders, the Board of Directors will remain classified, and the two directors elected at the Annual Meeting will be elected for a three-year term expiring in 2012. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier retirement, resignation, removal or death.

Form of Amendment

The proposed amendment to the Restated Certificate is set forth in Appendix A to this Proxy Statement, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal is approved by the requisite vote of stockholders as set forth above, a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation in substantially the form of Appendix A will be filed with the State of Delaware.

Background and Purpose of Amendment

The Nominating/Corporate Governance Committee and the full Board have evaluated the merits of a classified board structure and taken input from various stakeholders. The Board has previously seen value from the continuity and stability that a classified board structure tends to provide. However, it has also recognized the added accountability to shareholders of holding all director elections annually. In light of various factors and a recently completed corporate governance review, the Board has determined that repealing the classified Board structure and replacing it with annual elections of directors is in the best interest of the Company and its stockholders.

Required Vote

The affirmative vote of stockholders holding at least a majority of the shares of the Common Stock outstanding on the Record Date is required for approval of this proposal. All abstentions and failures to return a proxy card will have the same effect as a vote against this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

The Board of Directors has approved, and is hereby soliciting stockholder approval of, an amendment to the Restated Certificate to effect a reverse stock split of the Common Stock in a ratio of at least two-for-one and of up to twenty-for-one (the “Reverse Stock Split”). The precise ratio of the reverse stock split shall be a whole number within this range, determined in the sole discretion of the Board. If the Reverse Stock Split is implemented, the number of issued and outstanding shares of Common Stock would be reduced, in accordance with the ratio of the reverse stock split the Board selects. Except for the treatment of fractional shares described in further detail below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held prior to the Reverse Stock Split.

By approving this proposal, stockholders would give the Board authority but not the obligation, to effect the Reverse Stock Split and full discretion to approve the ratio of the reverse stock split at which shares shall be reclassified, from and including a ratio of two-for-one and up to and including a ratio of twenty-for-one. If this proposal is approved, the Board may, after its adoption but prior to its effectiveness, without further action of the stockholders, abandon the amendment contemplating the Reverse Stock Split.

Form of Amendment

The amendment to the Restated Certificate that will be filed to effect the Reverse Stock Split will include reference to the range of the ratio of the reverse stock split noted above. Prior to filing the amendment with the Secretary of State of the state of Delaware, the Board will approve the exact ratio at which the Reverse Stock Split will be effected, and the Company will publicly announce the Board’s determination of such ratio. In connection with the public announcement of the exact ratio, unless the Board has determined to abandon the proposed amendment, the Company will file the certificate of amendment with respect to the Reverse Stock Split, and the Reverse Stock Split will become effective (the “Effective Time”). The proposed amendment to the Restated Certificate is set forth in Appendix B to this Proxy Statement, with deletions indicated by strike-outs, additions indicated by underlining and bracketed portions indicating the ratio of the reverse stock split range; the precise ratio of the reverse stock split will be determined by the Board in its sole discretion. See below for treatment of fractional shares.

Background and Purpose of the Amendment

The primary purpose of the Reverse Stock Split is to increase the market price of the Common Stock, so as to maintain compliance with applicable listing rules of Nasdaq, on which the Common Stock currently trades.

Specifically, Nasdaq Listing Rule 5450(a)(1) requires that the closing bid price of a listed security traded on the Nasdaq be at least $1.00 per share. If the closing bid price of an issuer’s stock falls below the minimum of $1.00 per share for thirty consecutive trading days, Nasdaq has the right to notify the issuer and provide an initial period of 180 calendar days in which the issuer may regain compliance. If the issuer’s shares fail to trade at a price per share of at least $1.00 for a period of 10 consecutive trading days during the 180 days following the notification date, Nasdaq may delist the issuer’s shares from trading.

On September 18, 2009, the Company received written notification from Nasdaq that it was no longer in compliance with Rule 5450(a)(1) because its shares had traded below $1.00 per share for more than thirty consecutive trading days. Per the terms of this notice, if the per share price of the Common Stock does not close above $1.00 for ten consecutive trading days prior to March 15, 2010, subject to certain discretionary authority on the part of the Nasdaq to extend this period, the Common Stock will be subject to delisting from the Nasdaq Global Market. If a delisting from Nasdaq were to occur, the Common Stock, in order to continue trading, would need to be listed on an alternative market, such as the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq.

In addition to maintaining compliance with Nasdaq rules, the Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

The Board believes that approval of a range for the ratio of the reverse stock split as opposed to an exact ratio of the reverse stock split provides it with flexibility to achieve the purposes of the Reverse Stock Split. In making its determination of the precise ratio of the reverse stock split, the Board will consider a number of factors, including marketability and liquidity of the Common Stock, historical trading prices and volumes of the Company’s Common Stock, prevailing market and economic conditions, and anticipated market reaction to the Reverse Stock Split, among other factors that it may consider relevant.

Impact of the Reverse Stock Split on Stockholders

The Reverse Stock Split, if effected, will impact all stockholders of the Company uniformly and will not effect any individual stockholder’s proportionate ownership interest or voting power, except to the extent the Reverse Stock Split results in any stockholder holding fractional shares of Common Stock (see below).

The principal effects of the Reverse Stock Split will be:

•	Each two, or any whole number up to twenty (as determined by the Board), shares of Common Stock will be combined into one share of Common Stock;

•

Based upon the ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon conversion or exercise of all of the Company’s outstanding options, restricted stock units, restricted stock awards, warrants and any other convertible or exchangeable securities entitling holders thereof to purchase, exchange for, or convert into shares of Common Stock, with such adjustment resulting in approximately the same aggregate purchase price to be required to be paid for such security upon exercise immediately preceding the reverse stock split ratio; and

•

The number of shares reserved for issuance upon the exercise of securities described in the preceding bullet point will be reduced proportionally based upon the reverse stock split ratio selected by the Board.

The Reverse Stock Split will not effect the par value, nor any of the terms of the Common Stock. After the Reverse Stock Split all shares of Common Stock will have the same voting rights, and rights to dividends and other distributions by the Company.

At the Effective Time and except as provided in the instance of fractional shares, all shares of Common Stock will be combined, automatically and without further action on the stockholders’ part, into the number of shares determined according to the reverse stock split ratio determined by the Board.

After the Effective Time, the Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, the Company will continue to be subject to periodic reporting and other requirements of the Exchange Act. The Common Stock will continue to be listed on the Nasdaq under the symbol “SLTC,” although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that the reverse stock split has occurred.

Certain Risks Associated with the Reverse Stock Split

Effecting the Reverse Stock Split is intended, absent other factors, to increase the per share price of the Common Stock. However, factors such as the Company’s financial performance and overall market conditions may adversely effect the price of the Common Stock, independent of the impact of the Reverse Stock Split. Due to such factors, there can be no assurance that the Reverse Stock Split, if implemented, will result in the intended benefits described above. Similarly, if the per share price of the Common Stock does increase due to the effect of the Reverse Stock Split, there is no assurance that the increase will be in proportion to the reduction in the number of shares outstanding before the Reverse Stock Split, or that the market price of the Common Stock, after any such increase, will not decrease in the future. Accordingly, after effecting the split, the Company’s stock price may not remain above $1.00 for ten consecutive business days, and the Company may be subject to delisting, as described above.

Finally, the Reverse Stock Split may result in some stockholders holding “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell and may lead to increase brokerage/transaction costs relative to “round lots” of multiples of 100 shares.

Fractional Shares

Stockholders will not receive fractional shares pursuant to the Reverse Stock Split. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they held before the Reverse Stock Split is not evenly divisible by the split ratio determined by the Board will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our transfer agent. Our transfer agent will aggregate all fractional shares following the Reverse Stock Split and sell those shares into the market. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares owned.

If a stockholder holds their shares in certificated form, and would otherwise be entitled to payment for their fractional share interest, the stockholder will receive a check as soon as practicable after the Effective Time and after the stockholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described below. Stockholders who hold shares in book-entry form are entitled to payment in lieu of fractional shares as soon as practicable after the Effective Time without further action on their part. Stockholders who hold shares through a broker, dealer, bank or other nominee should contact that entity or individual for information on the treatment and processing of their fractional shares held by that respective entity. By signing and cashing a check, stockholders will warrant that they owned shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to interest payments for any time elapsed between the Effective Time and when payment is received.

Effect on Beneficial Holders of Common Stock (holders in “street name”)

After the Effective Time of the Reverse Stock Split, shares held by stockholders through a broker, dealer, bank or other nominee will be treated in the same manner as shares held by stockholders whose shares are registered in their own names. Brokers, dealers, banks and other nominees will be instructed to effect the Reverse Stock Split for the beneficial holders holding their shares in street name. These brokers, dealers, banks and other nominees may have other procedures for processing the Reverse Stock Split and making payment for fractional shares. Stockholders holding their shares in street name should contact their bank, broker, custodian or other nominee if they have any questions.

Effect on Registered “Book-Entry” Holders of Common Stock (holder who are registered on the transfer agent’s books and records but do not hold stock certificates)

After the Effective Time of the Reverse Stock Split, holders of Common Stock registered in book-entry form with our transfer agent who do not hold certificated shares, will not need to take any action to receive whole shares after the reverse stock split or payment in lieu of fractional shares, as applicable.

Effect on Certificated Shares

After the Effective Time of the Reverse Stock Split, holders of Common Stock in certificated form will be sent a letter of transmittal by the transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate representing shares of Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the split-adjusted whole shares of Common Stock (the “New Certificates”). No New Certificates will be issued until a stockholder has surrendered all old Certificates, together with a properly completed and executed letter of transmittal to the transfer agent. Stockholders will not be required to pay a transfer or other fee to exchange Old Certificates. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on its back, the New Certificate will be issued with the same restrictive legends . If a stockholder is entitled to a payment in lieu of any fraction share interest it will be made as described above.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to holders of Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and other applicable authorities, all as currently in effect. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

Unless otherwise specifically indicated herein, this summary addresses only those U.S. federal income tax consequences of a Common Stock U.S. holder, which is defined as (i) a beneficial owner of Company Common Stock that is a citizen or individual resident of the U.S., (ii) a corporation organized under the laws of the U.S. or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation with respect to its Company Common Stock, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervisions of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax consequences. A non-U.S. holder of Company Common Stock is a stockholder who is not a U.S. holder.

This discussion does not address all of the tax consequences that may be relevant to a particular holder of Common Stock or to holders of Common Stock that are subject to special treatment under U.S. federal income tax laws, including but not limited to (i) stockholders that are not U.S. holders, (ii) financial institutions, (iii) insurance companies, (iv) tax-exempt organizations, (v) dealers in securities or foreign currencies, (vi) persons whose functional currency is not the U.S. dollar, (vii) traders in securities that elect to use a mark to market accounting method, (viii) persons who own more than 5% of the Company’s outstanding stock, (ix) persons that hold Company Common Stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, and (x) U.S. holders who acquired their Company common shares through the exercise of an employee stock option or otherwise as compensation, and (xi) a non-U.S. holder who is an expatriate, “controlled foreign corporation” or “passive foreign investment company.”

This discussion does not address the tax consequences under state, local or foreign tax laws. Nor does this discussion address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes is the beneficial owner of the Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold the Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

U.S. Holders

Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares. Accordingly, the aggregate adjusted basis of the Common Stock received in the reverse stock split will the same as the aggregate adjusted basis of the Common Stock exchanged for such new stock, reduced by the amount of the adjusted basis of any Common Stock exchanged for such new shares that is allocated to the fractional share for which cash is received. The holding period for the Common Stock received should include the holding period of the Common Stock exchanged.

A U.S. holder who receives cash in lieu of a fractional share of Common Stock in the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the cash received and the adjusted basis of the Common Stock surrendered. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for the Common Stock surrendered exceeds one year at the time of the reverse stock split. The deductibility of net capital losses by individuals and corporations subject to limitations.

Non-U.S. Holders

The discussion in this section is addressed solely to non-U.S. holders.

Generally, non-U.S. holders will not recognize any gain or loss as a result of the reverse stock split. Furthermore, gain or loss will not be recognized by non-U.S. holders with respect to cash received in lieu of a fractional share of Common Stock provided that (i) such gain or loss is not effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (ii) with respect to a non-U.S. holders who are individuals, such non-U.S. holders are present in the United States less than 183 days in the taxable year of the reverse stock split or other conditions are met, and (iii) such non-U.S. holder’s comply with certain certification requirements.

Votes Required

The affirmative vote of stockholders holding at least a majority of the shares of the Common Stock outstanding on the Record Date is required for approval of this proposal. All abstentions and failures to return a proxy card will have the same effect as a vote against this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Armanino McKenna LLP (“Armanino”) as the Company’s registered independent public accounting firm for the fiscal year ending March 31, 2010.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Armanino has audited the Company’s financial statements since September 21, 2005. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

A summary of the fees paid to Armanino during the prior fiscal year is contained in the section entitled “Audit Fees.”

Votes Required

The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Armanino.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ARMANINO MCKENNA LLP TO SERVE AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee serves as the representative of the Board of Directors for general oversight of the financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s Standards of Business Conduct. In addition, the Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements of the Company. The current members of the Audit Committee are Messrs. Arnold (Chair), Sems and Howe. Mr. Sems was elected as a member of the Audit Committee in July 2008. Mr. Howe was elected to the Audit Committee in January 2009. Mr. Thanos and Ms. Zawatski served on the Audit Committee for all of the fiscal year ended March 31, 2009 but resigned from the Audit Committee on June 28, 2009.

The Company’s management has primary responsibility for preparing the Company’s financial statements and financial reporting process. On September 21, 2005, the Company engaged its current independent registered public accounting firm, Armanino. Armanino is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States since the date of its engagement. The Audit Committee has general oversight responsibility with respect to the financial reporting process and the overall scope of the Company’s audit, and it reviews the results of the audit as well as other services provided by the Company’s independent registered public account firm. As part of this process, the Audit Committee meets periodically with representatives of Armanino, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of our financial reporting.

In this context, the Audit Committee hereby reports as follows:

•

The Audit Committee has reviewed and discussed with the Company’s management and Armanino the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the financial statements.

•

The Audit Committee has discussed with Armanino, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee discussed with Armanino their independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from Armanino required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Armanino its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2009 be included in the Company’s Annual Report on Form 10-K for that fiscal year for filing with the SEC.

Submitted by the following members of the Audit Committee:

James Arnold, Jr., Chairperson

Lloyd Sems

Alan Howe

Audit Fees

Our Audit Committee selected Armanino as our independent registered public accounting firm for the fiscal year ended March 31, 2009. The following table sets forth the aggregate fees we paid to Armanino, for professional services provided during our fiscal years ended March 31, 2008 and 2009.

	Fiscal 2009	Fiscal 2008
	(In thousands)
Audit fees (1)	$399,550	$164,000
Audit-related fees (2)	0	0
Tax fees (3)	23,178	0
All other fees	18,918	0
Total fees	$441,646	$164,000

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Armanino in connection with regulatory filings or engagements.
(2)	Audit-related fees relate to assurance and related services that are reasonably related to the audit or review of our financial statements.
(3)	Tax fees consist of fees for tax planning and tax compliance services.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s independent registered public accounting firm be approved in the advance by the Audit Committee, subject to certain exceptions to non-audit services accounting for less than five percent of the total fees which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

The Audit Committee was organized on June 10, 1999 and operates in accordance with the provisions of its charter, which was amended and restated on June 28, 2009. A copy of the Audit Committee Charter is available on the Company’s website at http://www.selectica.com/Company/CorporateGovernance/tabid/733/Default.aspx. Each of the current members of the Audit Committee is independent as defined under applicable rules of the SEC and listing standards of the Nasdaq.

EXECUTIVE OFFICERS

The following table sets forth, as of September 15, 2009, the names and certain information concerning our executive officers who do not also serve as directors:

Name	Age	Position
Todd A. Spartz	44	Chief Financial Officer and Secretary
Jason Stern	39	Senior Vice President, Operations of the Contract Management Business

Todd A. Spartz was appointed our Chief Financial Officer and Secretary on September 14, 2009. Mr. Spartz served as Chief Financial Officer at Nomis Solutions, Inc. from October 2007 to the present. He has also served as Vice President and Corporate Controller at Openwave Systems, from December 2005 until October 2007. Prior to that, Mr. Spartz served in various management positions of Metaward from April 2005 to December 2005, and Oblix from October 2003 to March 2005. Mr. Spartz has a BS Commerce from DePaul University and an MBA from Santa Clara University. Mr. Spartz is a licensed CPA in the state of California.

Jason Stern was appointed Senior Vice President of Operations of our Contract Management Business on June 10, 2009, and did not serve as an executive officer in fiscal year 2009. From March 2008 to June 2009, Mr. Stern served as our Vice President of Products and Business Development for Contract Management Solutions and from January 2007 to March 2008 was Vice President of Solutions. Prior to joining us in November of 2006, Mr. Stern was the Vice President of Product Management for I-many, Inc. from April 2003 to November 2006. From September 1999 to June 2002, Mr. Stern was employed by Oracle Corporation, an enterprise software company, managing products for CRM, Call Center, and Finance. Mr. Stern has a B.A. from UCLA and an M.B.A. from the University of Southern California.

In June 2009, the Board determined that Jim Thanos and Brenda Zawatski together were acting in a capacity similar to that of a chief executive officer of the Company by virtue of their service as Co-Chairs of the Board. Commencing on August 19, 2009, Ms. Zawatski is the sole Chairperson of the Board, due to Mr. Thanos’ resignation as Co-Chair. Mr. Thanos remains a member of the Board.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners and Management

The following tables set forth, as of September 15, 2009, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent 5% of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. The Company has relied upon the contents of statements filed with the SEC pursuant to Section 13(d) of the Exchange Act. The Company has updated, as appropriate, reported share ownership figures of beneficial owners to reflect the distribution of shares of the Company’s Common Stock and options to purchase the same to all existing shareholders and optionholders other than Trilogy, Inc. and certain related parties on February 4, 2009, as described in the Original Annual Report.

To the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock as beneficially owned by them.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (6)	Percent of Class
Common	Steel Partner Holdings, L.P. (1) 590 Madison Avenue, 32nd Floor New York, NY 10022	8,415,362	15.14%

Common	Dimensional Fund Advisors, Inc. (2) 1299 Ocean Avenue Santa Monica, CA 90401	4,666,388	8.40%

Common	Lloyd I. Miller III (3) 4550 Gordon Drive Naples, FL, 34102	5,056,042	9.10%

Common	Bank of America Corporation (4) 100 North Tryon Street Charlotte, NC 28255	3,653,342	6.57%

Common	Soundpost Partners, L.P. (5) 405 Park Avenue, 6th Floor New York, NY 10022	3,000,000	5.40%

Note:	Percentage of ownership is based on 55,583,307 shares of Common Stock outstanding on July 27, 2009.

(1)	Steel Partners LLC is the manager of Steel Partner Holdings L.P. Steel Partners II GP LLC is the general partner of Steel Partner Holdings L.P. Warren G. Lichtenstein is the manager of Steel Partners LLC and the managing member of Steel Partners II GP LLC. By virtue of these relationships, each of Steel Partners LLC, Steel Partners II GP LLC and Mr. Lichtenstein may be deemed to beneficially own the shares owned by Steel Partner Holdings L.P.

(2)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described above that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported above are owned by the Funds. Dimensional has disclaimed beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.
(3)	Mr. Miller has sole voting and dispositive power with respect to 927,246 of the reported securities as a manager of a limited liability company that is the general partner of a certain limited partnership. Mr. Miller has shared voting and dispositive power with respect to 4,128,796 of the reported securities as an investment advisor to the trustee of certain family trusts.
(4)	Bank of America Corporation, NB Holdings Corporation, BAC North America Holding Company, BANA Holding Corporation, Bank of America, N.A. and Columbia Management Group, LLC have shared voting power to vote 2,570,742 shares of the Company and shared dispositive power over 3,653,342 shares of the Company. Columbia Management Advisors, LLC has sole voting power over 2,570,742 shares of the Company, sole dispositive power over 3,641,542 shares of the Company and shared dispositive power over 11,800 shares of the Company.
(5)	Soundpost Partners, LP and Jaime Lester have shared power to vote and dispose of the shares described.
(6)	Numbers of shares held by each party reported on this table, as well as the total number of shares of the Company outstanding, each take account of the 26.8 million shares issued by the Company on February 4, 2009 pursuant to the operation of its Rights Agreement. The issuance pursuant to the Rights Agreement is more fully described in Items 1A, 3 and elsewhere in the Company’s report on Form 10-K, originally filed on July 9, 2009.

Security Ownership of Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (8)	Percent of Class
Common	James Arnold, Jr. (1)	351,977	*
Common	Alan Howe (2)	0	*
Common	Jim Thanos (3)	136,826	*
Common	Lloyd Sems (4)	2,395,874	4.31%
Common	Brenda Zawatski (5)	232,185	*
Common	Todd Spartz	0	*
Common	Jason Stern	0	*
Common	Richard Heaps	75,000	*
Common	Michael Shaw (6)	0	*
Common	Bob Jurkowski (7)	53,901	*
Common	All executive officers and directors as a group (9 persons)	3,245,736	5.83%

*	Less than 1% of the outstanding shares of Common Stock.

Note:	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days after July 29, 2009. Percentage of ownership is based on 55,583,307 shares of Common Stock outstanding on July 27, 2009, plus shares of Common Stock subject to options or exercisable within 60 days of September 15, 2009 and held by each listed person. Shares of Common Stock subject to options exercisable within 60 days of July 29, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(1)	Includes 135,310 shares of Common Stock held by Mr. Arnold and 216,667 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of September 15, 2009.
(2)	Mr. Howe does not have any options exercisable for shares of Common Stock within 60 days of September 15, 2009.
(3)	Includes 103,492 shares Common Stock held by Mr. Thanos and 33,334 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of September 15, 2009.
(4)	Includes 1,119,052 shares of Common Stock held by Mr. Sems, 34,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of July 29, 2009 and 1,242,822 shares of Common Stock held beneficially by Sems Capital, LLC, of which Mr. Sems is the managing member.
(5)	Includes 88,582 shares of Common Stock held by Ms. Zawatski and 100,000 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of September 15, 2009.
(6)	Mr. Shaw does not hold shares of Common Stock and does not have any options exercisable for shares of Common Stock within 60 days of September 15, 2008. Mr. Shaw’s employment with us ceased on July 1, 2008.
(7)	Mr. Jurkowski holds 53,901 shares of Common Stock and does not have any options exercisable for shares of Common Stock within 60 days of September 15, 2008. Mr. Jurkowski’s employment with us ceased on June 30, 2008.
(8)	Numbers of shares held by each party reported on this table, as well as the total number of shares of the Company outstanding, each take account of the 26.8 million shares issued by the Company on February 4, 2009 pursuant to the operation of its Rights Agreement. The issuance pursuant to the Rights Agreement is more fully described in Items 1A, 3 and elsewhere in the Company’s report on Form 10-K, originally filed on July 9, 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary

Our compensation committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns management’s interests with those of our stockholders. Our Compensation Committee also believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

Fiscal 2009 Summary Compensation Table

The following table sets forth, for the last two fiscal years, the dollar value of all cash and non-cash compensation earned by each person who, for fiscal year 2009, may be considered a “named executive officer” under the rules of the SEC (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (7)	Option Awards ($) (1) (7)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
James Thanos (3)	2009	—	—	30,094	6,829	—	228,708.33	265,632
Co-Chairman
Brenda Zawatski (3)	2009	—	—	34,084	19,490	—	351,273.30	404,848
Co-Chairman
Richard Heaps (4)	2009	142,046	—	13,052	0	15,972	—	171,070
Chief Financial Officer and General Counsel
Robert Jurkowski (5)	2009	97,103		0	0	45,000	328,081	470,184
Former President and Chief Executive Officer	2008	221,250	—	452,960	38,968	90,000	—	803,178
Michael Shaw (6)	2009
Former Vice President and General Manager of Configuration Business Unit	2008	59,810	—	—	2,370	—	—	62,180

(1)	Amounts reflect the total compensation expense for fiscal 2009, calculated in accordance with SFAS 123R under the modified prospective transition method. See note 9 of the notes to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.
(2)	The amounts in this column represent bonus payments based on the achievement of certain Company milestones.
(3)

On June 30, 2008, James Thanos and Brenda Zawatski were appointed Co-Chairs of our Board of Directors, following the departure of our former chief executive officer on the same day. As originally contemplated, Mr. Thanos and Ms. Zawatski would, in their capacity as non-employee directors, devote additional time on an interim basis to overseeing operational matters until our Board of Directors appoints a successor chief executive officer. On August 1, 2008, our Board unanimously determined to compensate Mr. Thanos and Ms. Zawatski at the rate of $250 per hour in cash, subject to a maximum of eight hours per day, for time spent providing operational assistance beyond the time spent on normal Board matters. Pursuant to this arrangement, Mr. Thanos and Ms. Zawatski received $164,125 and $274,273, respectively, in cash in the fiscal year ended March 31, 2009, but no equity compensation. In addition, pursuant to our regular compensation program for non-employee directors, they received $69,066 and $86,633.70, respectively, in cash in the fiscal year ended March 31, 2009, as well as the equity compensation shown in the table above. The responsibilities of Mr. Thanos and Ms. Zawatski have evolved over time to the point where, collectively, they were acting in a capacity similar to that of a chief executive officer, largely because we deferred efforts to hire a new chief executive officer after deciding to evaluate strategic alternatives in July 2008. As a result of their greater involvement in operational matters for a longer time period than initially anticipated, we have determined to disclose their fiscal year 2009 compensation and compensation arrangements as if they were “named executive officers” of the Company. Effective June 28, 2009, Mr. Thanos and Ms. Zawatski were formally designated as executive officers. On August 19, 2009, Mr. Thanos resigned as Co-Chair.

(4)	Mr. Heaps’ employment with us started on September 8, 2008, and ceased on October 1, 2009.
(5)	Mr. Jurkowski’s employment with us started on August 21, 2007, and ceased on June 30, 2008.
(6)	Mr. Shaw’s employment with us ceased on July 1, 2008.
(7)	The material terms of the referenced grants are included in the footnotes to the Outstanding Equity Awards table below and incorporated herein by reference.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth information regarding outstanding equity awards as of March 31, 2009, for each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
James Thanos (2)	—	—	—	—	46,728	30,094
Brenda Zawatski (3)	—	100,000.54		11/18/2018	46,728	34,084
Richard Heaps (4)	—	—	—	—	—	—
Robert Jurkowski		—	—	—	—	—
Michael Shaw		—	—	—	—	—

(1)	Computed in accordance with SEC rules as the number of unvested shares or units multiplied by the closing market price of our Common Stock at the end of the 2009 fiscal year, which was $0.41 on March 31, 2009. The actual value (if any) to be realized by the officer depends on whether the shares vest and on the future performance of our Common Stock.
(2)	Mr. Thanos was granted restricted stock units as part of a grant to certain directors of the Company pursuant to the Company’s Compensation Program for Non-Employee Directors (the “Program”) on September 9, 2008. The stock units became fully vested on September 9, 2009.
(3)	Pursuant to the Program, the Company granted Ms. Zawatski restricted stock units on September 9, 2008. The stock units became fully vested on September 9, 2009. On November 18, 2008, Ms. Zawatski was also granted 100,000 options under the Program, which provides each non-employee director a triennial grant of 100,000 options. 33,334 shares vest on each of September 9, 2009, and September 9, 2010, and 33,333 shares vest on September 9, 2011, provided that Ms. Zawatski’s continuous service as a director or employee continues until the applicable date and provided further that the option vests in full upon a change in control of the Company, as defined in the applicable Stock Option Agreement.
(4)	Mr. Heaps was granted 300,000 restricted stock units pursuant to his employment agreement. One-quarter of the units vest when he completes 12 months of continuous service after September 8, 2008, the “vesting commencement date,” and 1/16th of the units vest when he completes each quarter of continuous service thereafter; provided that 100% of the units vest upon a change in control of the Company.

Employment Agreement with Chief Financial Officer

On August 18, 2009, Todd A. Spartz accepted an offer to serve as Chief Financial Officer of the Company. He commenced employment at the Company on September 14, 2009.

Mr. Spartz entered into an employment arrangement with the Company under which he will receive an annual base salary of $220,000. Mr. Spartz is also eligible to receive an annual cash incentive payment with a target amount equal to 30% of his base salary. Mr. Spartz has received 200,000 restricted stock units that vest over four years, with a one-year minimum service requirement and full acceleration of unvested units upon a change in control of the Company. In addition, he will also receive 200,000 restricted stock units that vest based on criteria approved by the Board, with full acceleration of unvested units upon a change in control of the Company.

In addition, the Company and Mr. Spartz entered into a severance agreement, which provides for the continuation of his base salary and health insurance benefits for three months if he is discharged for a reason other than cause or permanent disability at any time. Mr. Spartz will be entitled to nine months of base salary and health insurance benefits if he is discharged without cause or resigns for good reason within 12 months after the Company is subject to a change in control. The severance agreement also provides that all equity awards held by Mr. Spartz at the time of a change in control will immediately vest in full. Mr. Spartz will be required to execute a release in the form attached to the Severance Agreement as a condition of receiving these benefits.

Employment Agreement with Senior Vice President

Effective June 10, 2009, Jason Stern was appointed Senior Vice President of Operations—Contract Management Business of the Company. Mr. Stern’s current annual base salary is $200,000, and he is eligible to receive an annual cash incentive bonus with a target amount equal to 30% of his base salary. The Company and Mr. Stern have not entered into an employment agreement.

In addition, the Company and Mr. Stern entered into a severance agreement, which provides for the continuation of his base salary and health insurance benefits for four months if he is discharged for a reason other than cause or permanent disability at any time. Mr. Stern will be entitled to receive six months of base salary and health insurance if he is discharged without cause or resigns for good reason within 12 months after the Company is subject to a change in control. The severance agreement also provides that all equity awards held by Mr. Stern at the time of a change in control will immediately vest in full. Mr. Stern will be required to execute a release in the form attached to his severance agreement as a condition of receiving these benefits.

Employment Agreement with Former Chief Financial Officer

Mr. Heaps entered into an employment arrangement with the Company under which he will receive an annual base salary of $250,000. For the second and third quarters of fiscal 2009, Mr. Heaps received an incentive payment equal to $15,975. Effective with the fourth quarter of fiscal 2009, Mr. Heaps became eligible to participate in the Company’s cash incentive plan. His target award under that plan is $50,000 per year, payable quarterly. The actual amount is based on the achievement of Company and individual goals. Pursuant to the agreement, Mr. Heaps also received 300,000 restricted stock units vesting over four years, with full acceleration of unvested units upon a change in control of the Company.

In addition, the Company and Mr. Heaps entered into a severance agreement, which provides for the continuation of his base salary and health insurance benefits for six months if he is discharged without cause at any time or if his employment terminates for any reason within 12 months after the Company is subject to a change in control. Mr. Heaps was required to execute a release in the form attached to the severance agreement as a condition of receiving these benefits. Mr. Heaps ceased to be our Chief Financial Officer on September 14, 2009, and his employment terminated on October 1, 2009. Mr. Heaps is receiving six months’ base salary and health insurance benefits, as provided in his severance agreement, and he has released us from all claims. He has also vested in 75,000 shares of his initial 300,000 restricted stock unit grant.

Employment Agreement with Former Chief Executive Officer

In August 2007, we entered into an employment agreement with Mr. Jurkowski when he became our Chief Executive Officer. Under the agreement, we agreed to pay him an amount equal to his annual base salary if his employment is actually or constructively terminated. One-half of this amount would be paid immediately in a lump sum, with the balance paid in equal monthly installments during the 12-month period following the termination of his employment. Moreover, we agreed to continue paying the employer portion of Mr. Jurkowski’s health insurance premiums for 12 months after the termination of his employment. If COBRA becomes unavailable during this 12-month period, he is entitled to a lump sum payment equal to the remaining unpaid COBRA premiums. If Mr. Jurkowski is entitled to a severance benefit, he is also entitled to a pro rata portion of his target bonus for his final year of employment. In addition, if we had been subject to a change in control by August 21, 2008, then 50% of Mr. Jurkowski’s remaining unvested stock units and options would have vested immediately. If we had been subject to a change in control after August 21, 2008, and before the termination of Mr. Jurkowski’s employment, all of his options and stock units would have vested immediately.

Mr. Jurkowski’s employment with the Company ceased on June 30, 2008. Pursuant to the terms of his employment agreement, Mr. Jurkowski received a severance benefit of one year’s base salary, plus the benefits described above. His unvested stock units and options are not subject to accelerated vesting.

Employment Agreement with General Manager of Sales Configuration Unit

In January 2008, when Mr. Shaw became our Vice President and the General Manager of our Sales Configuration business unit, we entered into an employment agreement with him. Under the agreement, he would immediately have become vested in 50% of his unvested shares of restricted stock if the Company had been subject to a change in control before the termination of his employment. If he had experienced an involuntary termination within 12 months following the change in control, he would have become vested in the remaining unvested shares. Mr. Shaw also entered into a severance agreement with us. Under that agreement, he was entitled to have his base salary and health insurance continued for 12 months if we terminate his employment without cause or he resigns for good reason within 12 months after a change in control. If we terminate his employment without cause not within 12 months after a change in control, his base salary and health insurance are continued for six months.

Mr. Shaw’s employment with the Company ceased on July 1, 2008. Pursuant to the terms of his employment and severance agreements, Mr. Shaw received a severance benefit of six months’ salary, plus the benefits described above. His unvested shares are not subject to accelerated vesting.

Fiscal 2009 Director Compensation

The following table sets forth the compensation of the members of our Board of Directors for fiscal year 2009. For the reasons described in Note 3 following the Fiscal 2009 Summary Compensation Table, the compensation of Mr. Thanos and Ms. Zawatski is shown in the tables above and is not included in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Jamie Arnold	77,000	30,094	9,140	116,235
Alan Howe	5,833	0	743	6,576
Lloyd Sems	48,917	10,724	3,097	62,738

(1)	Amounts reflect the total compensation expense for fiscal 2009, calculated in accordance with SFAS 123R under the modified prospective transition method. See note 9 of the notes to our consolidated financial statements, included in our report on Form 10-K, originally filed on July 9, 2009, for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards. Our directors held the following stock awards at March 31, 2009: Jamie Arnold, 135,310 shares; Alan Howe, 0 shares; and Lloyd Sems, 46,728 shares. Our directors held the following options at March 31, 2009: Jamie Arnold, 250,000 shares; Alan Howe, 100,000 shares; and Lloyd Sems, 100,000 shares.

Under the director compensation policy in effect during fiscal year 2009, each non-employee director was paid a $20,000 annual retainer fee, a $10,000 annual fee per committee on which the non-employee director served as the chairperson ($20,000 for the audit committee chair) and a $5,000 annual fee for the first committee on which the non-employee director served. Our non-employee directors were also entitled to a fee of $1,000 for each board or special committee meeting attended in person, or $500 for each board or special committee meeting attended by telephone. The policy was amended on May 20, 2009 to provide for a $45,000 annual retainer fee and a $10,000 annual fee for the audit committee chair effective July 1, 2009. All other fees for service on committees or attendance at meetings were eliminated. Travel expenses incidental to meeting attendance are reimbursed.

In addition on the date of each annual meeting of the Company’s stockholders, each non-employee director who is serving on the board at that time receives restricted stock units with a market value of $25,000. All of the restricted stock units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control. Upon taking office and every three years thereafter, each non-employee director also receives an option. The number of option shares was 50,000 until January 2, 2009, when it was increased to 100,000 shares. The options vest over three years, with immediate full vesting in the event of a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Second Amended and Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. As described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 (the “Form 10-K”), the Company sued Trilogy, Inc. and Versata Enterprises, Inc. and they counterclaimed against the Company and each of its directors. There can be no assurances that such directors will not seek indemnification or advancement of expenses relating to the litigation.

Transactions with Related Persons

Other than the compensation arrangements with directors and executive officers and except as set forth below, there have been no transactions since April 1, 2008 (and there are no currently proposed transactions) in which:

•	We have been or are to be a participant;

•	The amount involved exceeds $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediately family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

The spouse of Brenda Zawatski serves as Executive Vice President and Chief Financial Officer of Cisco, Inc. (“Cisco”). During fiscal 2009, Cisco purchased approximately $1.3 million in software licenses, annual maintenance and related technical services from the Company. Also, in connection with a March 2007 sublease between one of Cisco’s subsidiaries and the Company, Cisco made payments of approximately $1.1 million to the Company in fiscal 2009 for rent and management fees, and paid approximately $440,000, including approximately $428,000 of principal and $12,000 of interest (at a rate of 2.6%), to retire an outstanding leasehold improvement allowance provided by the Company. The sublease is scheduled to terminate in December 2009. Ms. Zawatski had no direct involvement in these transactions.

Issuance of Shares Pursuant to Operation of Rights Agreement

On February 4, 2009, the Company issued approximately 26.8 million shares of Common Stock, including issuances to certain directors and officers of the Company and holders of more than 5% of the Company’s Common Stock, pursuant to the operation of its Rights Agreement. The issuance pursuant to the Rights Agreement is more fully described in Items 1A, 3 and elsewhere in the Form 10-K.

Review, Approval or Ratification of Transaction with Related Persons

Our Board of Directors adopted certain written policies and procedures with respect to related person transactions on June 28, 2009. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our Audit Committee and only if the terms of the transaction are comparable to those that could be obtained in arm’s-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related person transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Our Compensation Committee is also required to approve any transaction that involves compensation to our directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of the Reporting Persons’ Section 16(a) reports or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended March 31, 2009, all Reporting Persons complied with all applicable filing requirements, with the exception of reports that were filed late for the following persons: Form 4 for Mr. Sems for 100,000 options granted August 2008, filed on September 19, 2008; Form 4 for Mr. Arnold for 29,586 restricted stock units granted on December 15, 2006, filed on August 14, 2009; Form 4 for Ms. Zawatski for 29,586 restricted stock units granted on December 15, 2006 and 100,000 options granted on November 18, 2008, filed on August 11, 2009; Form 4 for Mr. Howe for 100,000 options granted on February 27, 2009, and Form 4 for Mr. Sems to reflect the distribution of shares of the Company’s Common Stock to all existing shareholders other than Trilogy, Inc. and certain related parties on February 4, 2009, as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on August 12, 2009.

FORM 10-K

THE COMPANY HAS PREVIOUSLY MAILED A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR ENDED MARCH 31, 2009, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. SHOULD YOU REQUIRE AN ADDITIONAL COPY, REQUESTS SHOULD BE SENT TO SELECTICA, INC., 1740 TECHNOLOGY DRIVE SUITE 460, SAN JOSE, CALIFORNIA, 95110, ATTN: STOCKHOLDER SERVICES.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Selectica, Inc., 1740 Technology Drive Suite 460, San Jose, California, 95110, Attn: Corporate Secretary, or contact the Company’s Corporate Secretary by telephone at (408) 570-9700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in the Company’s proxy materials relating to its 2010 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than June 5, 2010. However, if the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Such stockholder proposals should be addressed to Selectica, Inc., 1740 Technology Drive, Suite 460, San Jose, California, 95110, Attn: Stockholder Services.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

The Company’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company not less than 70 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders (as specified in the Company’s proxy materials for its immediately preceding annual meeting of stockholders). However, if the date of next year’s annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 70 day prior to such annual meeting or (ii) the ten day period following the day on which public announcement of the date of such meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the Company’s Secretary must set forth the information required by the Company’s bylaws with respect to any nomination for election to the Board and any other matter the stockholder proposes to bring before the annual meeting. A stockholder seeking to nominate a director candidate for election to the Board should also comply with the notice and information requirements specified in our Corporate Governance Guidelines, as summarized above. See “Proposal No. 1 (Election of Directors)—Recommendation of Nominees by Stockholders.”

Pursuant to Rule 14a-4(c) promulgated under the Exchange Act (“Rule 14a-4(c)”), if a stockholder who intends to present a proposal at the 2010 annual meeting of stockholders does not notify the Company of such proposal on or prior to October 15, 2010, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2010 Proxy Statement. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for notice of such proposal is instead a reasonable time before the date of the 2010 annual meeting of stockholders.

MISCELLANEOUS AND OTHER MATTERS

Discretionary Proxy Voting Authority/Stockholder Proposals—Rule 14a-4(c) governs the Company’s use of its discretionary proxy voting authority for a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the notice provisions contained in the Company’s Bylaws, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c), such proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority with respect to such proposal if the Company includes, in its proxy statement, advice on the nature of the matter and how the Company intends to exercise its discretion to vote on such matter.

Other Business—If any other items or matters properly come before the Annual Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

BRENDA ZAWATSKI

Chairperson

San Jose, California

October     , 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SELECTICA, INC.

Selectica, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended as follows:

The first paragraph of Article IV of the Charter is hereby deleted in its entirety and replaced with the following:

“The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred and fifty million (150,000,000), par value $0.0001 per share, and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), par value $0.0001 per share. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each two to twenty shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock, the exact ratio within the foregoing range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the Corporation shall pay to each holder of any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Directors.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer as of the      day of                      set forth below.

SELECTICA, INC.

Name:
Title:

APPENDIX B

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SELECTICA, INC.

Selectica, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended as follows:

The first, second, third and fourth paragraphs of Article VI of the Second Amended and Restated Certificate of Incorporation are hereby deleted in their entirety and shall be replaced with the following four paragraphs, respectively:

“The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any other series or class of stock as set forth in or pursuant to this Second Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, at each annual meeting of stockholders of the Corporation commencing at the annual meeting of stockholders scheduled to be held in 2010, all directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders by such stockholders having the right to vote on such election. The term of each director serving as of and immediately following the date of the 2009 annual meeting of stockholders shall expire at the annual meeting of stockholders scheduled to be held in 2010, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified.

Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock as set forth in or pursuant to this Second Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, any director or the entire Board of Directors may be removed, with or without cause, by the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer as of the      day of                      set forth below.

SELECTICA, INC.

Name:
Title:

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4
1. Election of directors:	1. Brenda Zawatski 2. Alan Howe	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To approve an amendment to the Restated Certificate of Incorporation to repeal provisions that provide for the classification of the Board of Directors.		☐ For	☐ Against	☐ Abstain
3. To approve an amendment to the Restated Certificate of Incorporation to effect a reverse stock split.		☐ For	☐ Against	☐ Abstain
4. To ratify the appointment of Armanino McKenna, LLP as the Company’s independent accountants for the fiscal year ending March 31, 2010		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  ❑    Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SELECTICA, INC.

ANNUAL MEETING OF STOCKHOLDERS

Day, November     , 2009

9:00 a.m. Local Time

Selectica Company Headquarters

1740 Technology Dr., Suite 460

San Jose, CA 95110

Selectica, Inc.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November     , 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Todd Spartz with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.